MATRIX ADVISORS VALUE FUND TO JOIN STRONG FAMILY OF FUNDS

MILWAUKEE, AUGUST 4, 2003-- Strong Financial Corporation announced today that the Matrix Advisors Value Fund will be reorganized into the new Strong Large Cap Value Fund, subject to shareholder approval. Under the proposal, Matrix Asset Advisors would continue to manage the portfolio through a sub-advisory relationship.

"The investment team at Matrix will provide our clients with one of the most capable large cap value managers in America," says Dana J. Russart, Vice President of Strong Investments, Inc. "This will considerably strengthen our clients' ability to work with Strong to construct portfolios designed to meet their long-term goals."

With over 17 years of investment experience, Portfolio Manager David A. Katz, CFA, and his team employ a time-tested process rooted in uncovering companies trading at a substantial discount to their business value. The fund has an overall rating of five stars from Morningstar (out of 1,037 funds in the Large Blend category) as of June 30, 2003.

"This enables us to keep our focus on successfully managing money for our investors," says Katz. "At the same time, we are excited about the tremendous client service that Strong will provide to existing and future investors."

In a separate move, the Strong Funds Board of Directors recommended to shareholders of the Strong Advisor U.S. Value Fund that Matrix Asset Advisors assume portfolio management of the fund, pending shareholder approval. The current Portfolio Manager, Robert J. Costomiris, CFA, an associate of Strong Capital Management, will continue managing the Strong Mid Cap Disciplined, Small Company Value, and Strategic Value Funds.

Strong Financial Corporation, through its wholly owned affiliate Strong Capital Management, Inc., operates as a privately held, registered investment advisor serving individuals, retirement plans, financial advisors, institutions, and foundations. Founded in 1974, the firm is headquartered in Menomonee Falls, Wisconsin, and manages $42 billion. Securities are offered through Strong Investments, Inc., an affiliated company.

FOR EACH FUND WITH AT LEAST A THREE-YEAR HISTORY, MORNINGSTAR CALCULATES A MORNINGSTAR RATINGTM BASED ON A MORNINGSTAR RISK-ADJUSTED RETURN MEASURE THAT ACCOUNTS FOR VARIATION IN A FUND'S MONTHLY PERFORMANCE (INCLUDING THE EFFECTS OF SALES CHARGES, LOADS, AND REDEMPTION FEES), PLACING MORE EMPHASIS ON DOWNWARD VARIATIONS AND REWARDING CONSISTENT PERFORMANCE. THE TOP 10% OF FUNDS IN EACH CATEGORY RECEIVE 5 STARS, THE NEXT 22.5% RECEIVE 4 STARS, THE NEXT 35% RECEIVE 3 STARS, THE NEXT 22.5% RECEIVE 2 STARS, AND THE BOTTOM 10% RECEIVE 1 STAR. (EACH SHARE CLASS IS COUNTED AS A FRACTION OF ONE FUND WITHIN THIS SCALE AND RATED SEPARATELY, WHICH MAY CAUSE SLIGHT VARIATIONS IN THE DISTRIBUTION PERCENTAGES.) THE OVERALL MORNINGSTAR RATING FOR A FUND IS DERIVED FROM A WEIGHTED AVERAGE OF THE PERFORMANCE FIGURES ASSOCIATED WITH ITS THREE-, FIVE- AND TEN-YEAR (IF APPLICABLE) MORNINGSTAR RATING METRICS. MATRIX ADVISORS VALUE WAS RATED AGAINST THE FOLLOWING NUMBERS OF U.S.-DOMICILED LARGE BLEND FUNDS OVER THE FOLLOWING TIME PERIODS: 1,037 FUNDS IN THE LAST THREE YEARS AND 717 FUNDS IN THE LAST FIVE YEARS. WITH RESPECT TO THESE LARGE BLEND FUNDS, MATRIX ADVISORS VALUE RECEIVED A MORNINGSTAR RATING OF 5 STARS AND 5 STARS FOR THE THREE- AND FIVE-YEAR PERIODS, RESPECTIVELY. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

FOR MORE COMPLETE INFORMATION, INCLUDING MANAGEMENT FEES AND EXPENSES, CALL 1-800-368-3863 FOR A FREE PROSPECTUS. PLEASE READ IT CAREFULLY BEFORE YOU INVEST OR SEND MONEY. PR36933 08-03